Exhibit 99.1

Contact: David Reavis (216) 429-5036

For release Tuesday, September 9, 2014

TFS Financial Corporation Announces Sixth Stock Repurchase Program

(Cleveland, OH - September 9, 2014) - TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced that the Board of Directors of the Company approved the Company’s sixth stock repurchase program, which authorizes the purchase of up to 10,000,000 shares of the Company’s outstanding common stock. The Company’s fifth repurchase program, which authorized the repurchase of 5,000,000 shares and began April 9, 2014, is expected to be completed soon. Currently over 4,700,000 shares have been repurchased under that plan at an average cost of $13.58 per share.

“This stock repurchase program is the latest step in our three-dimensional approach to adding value for our shareholders,” said Third Federal Chairman and CEO Marc A. Stefanski. “Now that we are paying a dividend, buying back our stock, and growing our company, we have great momentum as we head into our new fiscal year.”

The stock repurchase program may be carried out at the direction of management, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other legal requirements, and any further limitations that may be established by the Board of Directors.  Repurchases may be made through open market purchases, block trades, and in negotiated private transactions.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance.  The program may be suspended, terminated or modified at any time for any reason without prior notice.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the Company’s plans regarding its stock repurchase program. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. The Company’s risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.
Third Federal Savings and Loan is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, our mission is to help people achieve the dream of home ownership and financial security. We became a public company in 2007 and celebrated our 75th anniversary in 2013. Third Federal, which lends in 22 states, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2014, the assets of Third Federal Savings and Loan Association totaled $11.7 billion. For more information about Third Federal, visit us at thirdfederal.com.